Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

First Eagle Private Credit Fund

(Name of Issuer)

First Eagle Private Credit Fund

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$15,019,109(a)	0.00015310	$2,299.43(b)

Fees Previously Paid

Total Transaction Valuation	$15,019,109		$2,299.43

Total Fees Due for Filing			$2,299.43

Total Fees Previously Paid

Total Fee Offsets

Net Fee Due			$2,299.43

(a)

The transaction valuation is calculated as the estimated aggregate maximum purchase price for common shares of beneficial interest, par value $0.01 (the “Shares”), of First Eagle Private Credit Fund (the “Fund”). This amount is based upon the offer to purchase up to 620,368 Shares of the Fund.

(b)

Calculated at $153.10 per $1,000,000 of the transaction valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2025.